Exhibit (a)(5)(iii)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offers (as defined below) are made only by the Offer Documents (as defined below), and any amendments or supplements thereto, and are being made to all holders of Securities. The Offers are not being made to, nor will deposits be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror (as defined below) or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offers to holders of Securities in any such jurisdiction.

                     NOTICE OF OFFERS TO PURCHASE FOR CASH

           All of the Outstanding Class A Restricted Voting Shares,

          Class B Non-Voting Shares, Warrants 2005 and Warrants 2008

                                       of

                       MICROCELL TELECOMMUNICATIONS INC.

                                on the basis of

Cdn.$29.00 per Class A Restricted Voting Share        Cdn.$9.67 per Warrant 2005
Cdn.$29.00 per Class B Non-Voting Share               Cdn.$8.89 per Warrant 2008

                                       by

                               TELUS CORPORATION

     The above-mentioned offers (the "Offers") are being made by TELUS Corporation, a company organized under the laws of British Columbia (the "Offeror"), to purchase all of the issued and outstanding class A restricted voting shares (the "Class A Shares"), class B non-voting shares (the "Class B Shares" and, collectively with the Class A Shares, together with the associated Rights (as defined in the Offer Documents), the "Shares", including Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights other than the Rights), Warrants 2005 and Warrants 2008 (collectively, the "Warrants", and together with the Shares, the "Securities") of Microcell Telecommunications Inc. (the "Company"), at a price of Cdn.$29.00 per Class A Share, Cdn.$29.00 per Class B Share, Cdn.$9.67 per Warrant 2005 and Cdn.$8.89 per Warrant 2008, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offers to purchase (the "Offers to Purchase") and the related offering circular (the "Circular"), dated May 17, 2004, and letters of acceptance and transmittal (the "Letters of Acceptance and Transmittal") (collectively, the "Offer Documents").

     THE OFFERS WILL BE OPEN FOR ACCEPTANCE UNTIL 9 P.M., TORONTO TIME, ON JUNE 22, 2004 (THE "EXPIRY TIME"), UNLESS THE OFFERS ARE WITHDRAWN OR EXTENDED BY THE OFFEROR.

     The Offers for the Class A Shares and Class B Shares represent a premium of 38.1% and 36.5% over the closing price of each of the Class A Shares and the Class B Shares, respectively, on the Toronto Stock Exchange on May 13, 2004, the date of the public announcement of the Offeror's intention to commence the Offers.

     The offer for Class A Shares (the "Class A Offer") is subject to certain conditions, including, without limitation, receipt of regulatory approvals, and there being validly deposited and not withdrawn, at the Expiry Time, (1) such number of Class A Shares under the Class A Offer which represents at least
66 2/3% of the Class A Shares outstanding; (2) such number of Class B Shares under the offer for Class B Shares (the "Class B Offer") which represents at least 66 2/3% of the Class B Shares on a partially-diluted basis (as defined in the Offer Documents); and (3) such number of Securities under the Offers which represents at least 66 2/3% of the Securities on a fully-diluted basis (as defined in the Offer Documents). Each of the Class B Offer and the offers for Warrants (the "Warrant Offers") are subject to the condition that, at the Expiry Time, Class A Shares have previously been purchased pursuant to the Class A Offer or are then being purchased pursuant to the Class A Offer. Each of the conditions of the Class A Offer, Class B Offer, and Warrant Offers is set forth in Section 4 of the Offers to Purchase, "Conditions of the Offers". Subject to applicable law, the Offeror reserves the right to withdraw any or all of the Offers and not take up and pay for any Securities deposited under such Offer(s) unless each of the conditions to such Offer(s) is satisfied or waived by the Offeror prior to the Expiry Time.

     The Offeror estimates that, if it acquires all of the Securities pursuant to the Offers, the total cash consideration required to purchase such securities will be approximately Cdn.$1.1 billion (approximately equal to U.S.$780 million). Such funding will come from the Offeror's available cash on hand and drawdowns on its committed credit facilities. The Offers are not conditioned on any financing arrangements or financing contingencies.

     If, within 120 days after the date of the Offers, the Offers have been accepted by holders of not less than 90% of any class(es) of Shares, other than Shares held at the date of the Offers by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the Canada Business Corporations Act), and the Offeror acquires such deposited Shares under the Offers, the Offeror intends to acquire the Shares in such class(es) held by each holder of Shares who did not accept the Class A Offer or Class B Offer, as applicable, and any person who subsequently acquires any Shares of such class(es) from such a holder on the same terms and at the same price for which the Shares were acquired under such Offer, pursuant to the provisions of section 206 of the Canada Business Corporations Act (a "Compulsory Acquisition"). If the Offeror acquires less than 90% of the Shares of either class under the Offers or the right of Compulsory Acquisition is not available for any reason or if the Offeror elects not to proceed under such provisions, the Offeror intends to acquire, directly or indirectly, at the same price per Share as in the Offers, and no later than 120 days after the date of expiry of an Offer, all of the Shares of such class in accordance with applicable law by way of a Subsequent Acquisition Transaction (as defined in the Offer Documents). If the Minimum Condition (as defined in the Offer Documents) is satisfied, the Offeror should own sufficient Shares to effect a Subsequent Acquisition Transaction. In order to effect a Subsequent Acquisition Transaction, the Offeror may seek to cause a special meeting of the holders of Shares of the relevant class(es) to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and the Company and/or the holders of Shares of the relevant class(es) for the purpose of the Company becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or an affiliate. Each of the indentures governing the Warrants 2005 and Warrants 2008 provide that, in the event of a "Fundamental Transaction" (as defined therein) in which the holders of the outstanding Shares are to receive consideration solely in the form of cash, each holder will be deemed: (1) where such cash consideration is, on a per Share basis, in an amount greater than the exercise price of the Warrants, to exercise its Warrants and be entitled, upon such deemed exercise, to receive the cash consideration which the holder of Warrants would have been entitled to receive had the exercise of Warrants taken place immediately prior to the Fundamental Transaction in question, less the exercise price of the Warrants; or (2) where the cash consideration is, on a per Share basis, equal to or less than the exercise price of the Warrants, to surrender its Warrants without payment of any consideration. Following such deemed exercise, all Warrants are cancelled and of no further value or effect. The Offeror believes that a Compulsory Acquisition would be a "Fundamental Transaction" for the purposes of the indentures governing the Warrants 2005 and Warrants 2008, and in addition, it intends to structure any Subsequent Acquisition Transaction that it undertakes with respect to the Shares so as to also constitute a "Fundamental Transaction" for the purposes of the indentures and thereby, in either event, trigger the deemed exercise provisions described above.

     For purposes of the Offers, the Offeror will be deemed to have taken up and accepted for payment Securities validly deposited under the Offers and not withdrawn as, if and when the Offeror gives written notice or other communication confirmed in writing to Computershare Trust Company of Canada (the "Depositary") to that effect at its principal office in Toronto, Ontario, Canada. Upon the terms and subject to the conditions of the Offers, the Offeror will pay for Securities validly deposited under the Offers and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing holders of Securities. The Depositary will act as the agent of persons who have deposited Securities in acceptance of the Offers for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by persons depositing Securities. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Securities on the purchase price of Securities purchased by the Offeror, regardless of any delay in making such payment. Payment for Securities deposited and accepted for payment pursuant to the Offers will be made only after the timely receipt by the Depositary of (1) certificates for such Securities or confirmation of a book-entry transfer of such Securities into the appropriate account pursuant to the procedures set forth in the Offer Documents, (2) a Letter of Acceptance and Transmittal or a facsimile thereof, properly completed and duly executed, covering those Securities with signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, or an Agent's Message (as defined in the Offer Documents) in connection with a book-entry transfer of Securities and (3) any other required documents.

     If the consideration being offered for the Shares or Warrants under an Offer is increased, the increased consideration will be paid to all depositing holders of Shares or Warrants whose Shares or Warrants are taken up under the Offer without regard to when such Shares or Warrants are taken up under the Offer by the Offeror.

     Except as otherwise stated in Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities", and subject to applicable law, all deposits of Shares and Warrants pursuant to the Offers are irrevocable. Any Shares and Warrants deposited in acceptance of the Offers may be withdrawn by or on behalf of the depositing holder of Shares and Warrants:

     (a)  at any time prior to the Expiry Time;

     (b) if the Shares or Warrants have not been paid for by the Offeror within three business days after having been taken up; or

     (c) as required by the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), at any time after July 15, 2004, provided that the Shares or Warrants have not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares or Warrants.

     Withdrawals of Securities deposited under the Offers must be effected by notice of withdrawal made by or on behalf of the depositing holder of Shares or Warrants, as the case may be, by whom or on whose behalf such Shares or Warrants were deposited, and such notice must be actually received by the Depositary at the place of deposit of the applicable Shares or Warrants within the time limits indicated above. Notice of withdrawal must: (1) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (2) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Shares or Warrants which are to be withdrawn; and (3) specify such person's name, the number of Shares or Warrants to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Shares or Warrants to be withdrawn. If Securities have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offers to Purchase, "Manner of Acceptance -- Book-entry Transfer", such notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer Documents) to be credited with the withdrawn Securities. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Share or Warrant certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer Documents), except in the case of Shares or Warrants deposited for the account of an Eligible Institution.

     Withdrawals may not be rescinded and any Securities withdrawn will thereafter be deemed not validly deposited for purposes of the Offers. However, withdrawn Securities may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offers to Purchase, "Manner of Acceptance". Once the Offeror accepts the deposited Securities for payment upon the expiration of the Offers, holders of Securities will no longer be able to withdraw them, except in accordance with applicable law. If the Offeror extends the Offers, is delayed in taking up or paying for Securities or is unable to take up or pay for Securities for any reason, then, without prejudice to the Offeror's other rights, Securities deposited under the Offers may be retained by the Depositary on behalf of the Offeror and such Securities may not be withdrawn except to the extent that depositing holders of Shares or Warrants are entitled to withdrawal rights as set forth in Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities", or pursuant to applicable law.

     All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the Dealer Managers, a Soliciting Dealer (as such terms are defined in the Offer Documents) or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

     Pursuant to Rule 14d-11 under the Exchange Act and applicable Canadian securities laws, the Offeror may elect to make available a subsequent offering period by extending one or more of the Offers on one occasion for a period of at least ten calendar days and not to exceed 20 business days (the "Subsequent Offering Period") if, on the date such Offer expires, the conditions to such Offer set forth in Section 4 of the Offers to Purchase, "Conditions of the Offers", have either been satisfied or waived. The Offeror does not currently intend to include a Subsequent Offering Period with respect to any of the Offers, although it reserves the right to do so in its sole discretion. The same form and amount of consideration will be paid to holders depositing Shares or Warrants during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. The Offeror will promptly take up and pay for all Shares or Warrants validly deposited during the Subsequent Offering Period with respect to an Offer. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of deposited Shares or Warrants during any Subsequent Offering Period, if there is one, at any time prior to such Shares or Warrants being purchased by the Offeror under an Offer.

     Subject to the limitations described in the Offer Documents, the Offeror expressly reserves the right, in its sole judgement, at any time and from time to time during the Offer Period (as defined in the Offer Documents) or at any other time if permitted by applicable law, to extend the Offer Period for an Offer or to vary any of the Offers by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of Shares and/or Warrants that have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offers to Purchase, "Notices and Delivery". The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the Toronto Stock Exchange. During any such extension or in the event of any such variation or change in information, all Shares or Warrants deposited and not taken up or withdrawn will remain subject to the Offers and may be taken up by the Offeror in accordance with the terms of the Offers, subject to Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities". Notwithstanding the foregoing, but subject to applicable law, an Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Shares or Warrants validly deposited under such Offer and not withdrawn.

     All holders of Securities should consult with their tax advisors as to the particular tax consequences of the Offers to them, including the applicability and effect of the income and other tax laws of any country, province, territory, state or local tax authority. For a discussion of material Canadian federal income tax consequences and material United States federal income tax consequences of the Offers, including with respect to a Compulsory Acquisition or Subsequent Acquisition Transaction, see Sections 16 and 17 of the Circular, "Material Canadian Federal Income Tax Considerations" and "Material United States Federal Income Tax Considerations", respectively.

     A request has been made to the Company for the use of the Company's shareholder and warrantholder lists for the purpose of disseminating the Offer Documents to holders of Securities. Upon compliance by the Company with this request, the Offer Documents and other relevant materials will be mailed to holders of record of Securities and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder and warrantholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

     The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer Documents and is incorporated herein by reference in its entirety.

     THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

     Questions and requests for assistance or copies of the Offer Documents and other offer documents (which may be obtained without charge) may be directed to the Depositary or the Dealer Managers at their respective telephone numbers and addresses set forth below. No brokerage fee or commission or, except as otherwise provided in the Letters of Acceptance and Transmittal, stock transfer taxes with respect to the purchase of Securities by the Offeror pursuant to the Offers is payable by any holder of Securities who deposits its Securities directly with the Depositary or who utilizes the services of a Soliciting Dealer to accept the Offers. The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than to the Dealer Managers, the Soliciting Dealers and the Depositary) for soliciting deposits of Securities pursuant to the Offers.

                       The Depositary for the Offers is:

                     COMPUTERSHARE TRUST COMPANY OF CANADA
                             100 University Avenue
                                   (9)th Floor
                            Toronto, Ontario M5J 2Y1
                                     Canada
                           Toll Free: 1-866-982-8786
                        Email: service@computershare.com

                     The Dealer Manager for the Offers is:

                              RBC CAPITAL MARKETS

In Canada:                                   In the United States:

RBC Dominion Securities Inc.                 RBC Capital Markets Corporation
P.O. Box 50,                                 Two Embarcadero Center
Royal Bank Plaza                             Suite 1200
Toronto, Ontario                             San Francisco, California 94111
M5J 2W7                                      U.S.A.
Canada                                       Telephone: (415) 633-8513
Telephone: (416) 842-7519                    Toll Free: 1-888-842-7519
Toll Free: 1-888-842-7519


May 17, 2004